Exhibit 10-f

EXECUTIVE DEFERRAL PLAN

OF

TRUSTMARK NATIONAL BANK, JACKSON, MISSISSIPPI

As Restated Effective as of December 31, 2007
(Group 1)

EXECUTIVE DEFERRAL PLAN

OF

TRUSTMARK NATIONAL BANK, JACKSON, MISSISSIPPI

As Restated Effective as of December 31, 2007
(Group 1)

PURPOSE AND EFFECTIVE DATE

The purpose of the Executive Deferral Plan of Trustmark National Bank, Jackson, Mississippi is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of Trustmark National Bank, Jackson, Mississippi.  It is the intention of Trustmark National Bank, Jackson, Mississippi that this program and the individual plans established hereunder be administered as unfunded benefit plans established and maintained for a select group of management or highly compensated Employees.  The effective date of this Plan is January 1, 1993 and was restated effective January 1, 1996.  This Plan was last restated effective January 1, 1999.  This Plan is further amended and restated as of December 31, 2007 in order to comply, where applicable, with the requirements of Code Section 409A (as defined below).

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1	Definitions. For purposes of this Plan, the following phrases or terms shall have the indicated meanings unless otherwise clearly apparent from the context:

(a)
"Actuarially Reduced" shall mean the present value of Participant's Retirement Benefit as set forth in Item 3(a) of his or her Plan Agreement at the time of Participant's Early Retirement Date (or other applicable time) using a discount rate equal to the Aa Corporate Bond Rate as published by Moody's Investors Services, Inc. or its successor as of the date of Early Retirement (or other applicable date).

(b)
"Bank" shall mean Trustmark National Bank, Jackson, Mississippi and any Subsidiary that duly adopts the Plan as provided in Article XIV hereof.  Where the context dictates, the term "Bank" as used herein refers to the particular Bank that has entered into a Plan Agreement with a particular Participant.

(c)
"Beneficiary" shall mean the person, persons or estate of a Participant, entitled to receive any benefits subsequent to the death of a Participant under a Plan Agreement entered into in accordance with the terms of this Plan.

(d)	"Beneficiary Designation" shall mean the form of written agreement, attached hereto as Annex II, by which the Participant names the Beneficiary(ies) of the Plan.

(e)	"Board of Directors" shall mean the Board of Directors of Trustmark National Bank, Jackson, Mississippi unless otherwise indicated or the context otherwise requires.

(f)
"Buyout" shall mean a transaction or series of related transactions by which the Bank or Holding Company is sold, either through the sale of a Controlling Interest in the Bank's or Holding Company’s voting stock or through the sale of substantially all of the Bank's or Holding Company’s assets, to a party not having a Controlling Interest in the Bank's or Holding Company’s voting stock.

(g)	"Change in Control" shall mean a Buyout, Merger, or Substantial Change in Ownership.

(h)
"Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, or the corresponding Section of any subsequent Internal Revenue Code, and, to the extent not inconsistent therewith, regulations issued thereunder.

(i)
"Committee" shall mean the Human Resources Committee of the Board of Directors of the Holding Company (or any successor committee thereto) or any other committee appointed by the Board of Directors of the Bank in lieu thereof to manage and administer the Plan and individual Plan Agreements in accordance with the provisions of Article XII hereof.

(j)	"Controlling Interest" shall mean ownership, either directly or indirectly, of more than twenty percent (20%) of the Bank's or Holding Company’s voting stock.

(k)
"Covered Salary" shall mean the amount specified in Item 1 of the Plan Agreement that is used as a basis for computation of Participant's Death and Retirement Benefits pursuant to the terms and conditions of the Plan.

(l)	"Death Benefit" shall mean the benefit provided under Article III of the Plan.

(m)	"Disability" or "Disabled" shall mean that a Participant is disabled as provided in Section 3.2.

(n)
"Early Retirement Date" shall be the first day of the month next following the date of a Participant's Retirement prior to his or her Normal Retirement Date and following the month in which the Participant attains his or her fifty-fifth (55th) birthday and has completed five (5) full years of continuous employment as an Employee of the Bank commencing on the date of his or her commencement of participation in the Plan.

(o)	"Employee" shall mean any person who is in the full time employment of the Bank or a Subsidiary, as determined by the personnel rules and practices of the Bank or the Subsidiary.

(p)	“Employer(s)” shall be defined as follows:

(1)
Except as otherwise provided in part (2) below, the term “Employer” shall mean the Bank and/or any Subsidiary (now in existence or hereafter formed or acquired) that duly adopts the Plan as provided in Article XIV hereof.

(2)	For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:

(A)	The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and

(B)
All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable.  In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least eighty percent (80%) when applying, the applicable provisions of (i) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (ii) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

(q)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and, to the extent not inconsistent therewith, regulations issued thereunder.

(r)
"Good Reason" shall mean (1) a demotion in the Employee’s functional position, or the assignment to the Employee of duties or responsibilities which are materially inconsistent with his or her experience and skills; or (2) a material breach of this Plan by the Bank, provided the Bank has not remedied such breach within thirty (30) days of receipt of written notice of such breach.

(s)	"Holding Company" shall mean Trustmark Corporation.

(t)	"Just Cause" shall mean theft, fraud, embezzlement or willful misconduct causing significant property damage to the Bank, the Holding Company or any Subsidiary or personal injury to another employee.

(u)
"Merger" shall mean a transaction or series of transactions wherein the Bank or Holding Company is combined with another business entity, and after which the persons or entities who had owned, either directly or indirectly, a Controlling Interest in the Bank's or Holding Company’s voting stock own less than a Controlling Interest in the voting stock of the combined entity.

(v)	"Normal Retirement Date" shall be the first day of the month following the month in which the Participant attains his or her sixty-fifth (65th) birthday.

(w)	"Participant" shall mean an Employee who is selected and elects to participate in the Plan through the execution of a Plan Agreement in accordance with the provisions of Article II.

(x)	"Plan" shall mean the Executive Deferral Plan of Trustmark National Bank, Jackson, Mississippi as amended from time to time.

(y)
"Plan Agreement" shall mean the form of written agreement, attached hereto as Annex I, which is entered into from time to time by and between the Bank and an Employee selected to become a Participant as a condition to participation in the Plan.  Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled under the Plan, and the Plan Agreement bearing the latest date shall govern such entitlement.

(z)
"Retirement" and "Retire" shall mean severance of employment with the Bank at or after the attainment of his or her Normal Retirement Date (sometimes referred to as “Normal Retirement”) or, if earlier, at or after attainment of his or her Early Retirement Date (sometimes referred to as “Early Retirement”), in either case where Just Cause does not exist.

(aa)	"Retirement Benefit" shall mean the benefit provided under Article IV of the Plan.

(bb)
“Separation from Service” or “Separate from Service” shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h).  In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(1)
For a Participant who provides services to an Employer as an employee, except as otherwise provided in part (3) below, a Separation from Service shall occur when such Participant has experienced a termination of employment with such Employer.  A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than thirty-six (36) months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period.  In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(2)
For a Participant who provides services to an Employer as an independent contractor, except as otherwise provided in part (3) below, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(3)
For a Participant who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Employer as both as an employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (1) and (2) above, respectively.  Similarly, if a Participant either (i) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an employee, or (ii) ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts (1) and (2) above.

Notwithstanding the foregoing provisions in this part (3), if a Participant provides services for an Employer as both an employee and as a member of the board of directors (a “Director”), to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.

(cc)
"Subsidiary" shall mean any business organization in which Trustmark National Bank, Jackson, Mississippi, directly or indirectly, owns an interest, excluding ownership interests Trustmark National Bank, Jackson, Mississippi may hold in their fiduciary capacities as trustee or otherwise, and any other business organization that the Board of Directors designates as a Subsidiary for purposes of this Plan, provided in each such case the business organization would be aggregated and treated as a single employer with Trustmark National Bank, Jackson, Mississippi under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable.  In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least eighty percent (80%) when applying, the applicable provisions of (1) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (2) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

(dd)
"Substantial Change in Ownership" shall mean a transaction or series of transactions in which a Controlling Interest in the Bank or Holding Company is acquired by or for a person or business entity, either of which did not own, either directly or indirectly, a Controlling Interest in the Bank or Holding Company.  The above shall not apply to stock purchased by any tax-qualified employee stock ownership plan or other such type of benefit plan sponsored by the Bank or any company affiliated with the Bank or the Holding Company.

1.2	Construction.

(a)
The masculine gender when used herein shall be deemed to include the feminine gender, and the singular may include the plural unless the context clearly indicates to the contrary.  The words "hereof", "herein," "hereunder", and other similar compounds of the word "here" shall mean and refer to the entire Plan and not to any particular provision or section.  Whenever the words "Article" or "Section" are used in this Plan, or a cross-reference to an "Article" or "Section" is made, the Article or Section referred to shall be an Article or Section of this Plan unless otherwise specified.

(b)
The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).  Except with respect to Plan benefits not subject to Code Section 409A, the Plan shall be administered and interpreted (i) to the extent possible in a manner consistent with the intent described in the preceding sentence, and (ii) in accordance with Code Section 409A and related Treasury guidance.

1.3
Applicability of Code Section 409A.  It is intended that if no part of a Participant’s Retirement Benefit is earned or becomes vested after December 31, 2004 and there is no material modification with respect to such benefit which would cause it to become subject to Code Section 409A, then neither this Plan restatement nor Code Section 409A shall apply to such Participant’s Plan benefits, and the payment of such Participant’s Plan benefits shall be governed by the terms of the Plan as in effect on December 31, 2004.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1
Eligibility.  In order to be eligible for participation in the Plan, an Employee must be selected by the Committee in the year in which the Employee is eligible to participate and in each succeeding year thereafter as hereinafter provided.  The Committee, in its sole and absolute discretion, shall determine eligibility for participation in accordance with the purposes of the Plan.

2.2
Participation.  After being selected by the Committee to participate in this Plan, an Employee shall, as a condition precedent to participation herein, complete and return to the Committee a duly executed Plan Agreement agreeing to the terms and conditions thereof.  Such Plan Agreement shall be completed and returned to the Committee at the time specified thereby and comply with such further conditions as may be established and are determined in the sole discretion of the Committee.

ARTICLE III

DEATH BENEFIT

3.1
Amount and Payment of Death Benefit.  If a Participant dies before Retirement and before his or her Retirement Benefit commences to be paid pursuant to Section 4.1(b) and the Plan is in effect at that time, the Bank will pay or cause to be paid a Death Benefit to such Participant's Beneficiary.  The said Death Benefit shall be (i) one hundred percent (100%) of the Participant's Covered Salary as set forth in the Plan Agreement paid monthly for the next twelve (12) months after such death and (ii) seventy five percent (75%) of said Participant's Covered Salary paid monthly for the next one hundred and eight (108) months or until the Participant would have been age sixty-five (65), whichever is later.  Such payments shall commence effective the first day of the month following the date of death.

Notwithstanding the immediately preceding paragraph of this Section 3.1, the Bank will pay or cause to be paid the Death Benefit specified therein only if:

(a)
At the time of the Participant's death prior to attaining his or her Normal Retirement Date such Participant was an Employee and had not Retired, or was Disabled or on authorized leave of absence, and his or her Retirement Benefit has not commenced to be paid pursuant to Section 4.1(b);

(b)	The Participant's Plan Agreement had been kept in force throughout the period commencing on the date of such Plan Agreement and ending on the date of his or her death;

(c)
The Participant's death was due to causes other than suicide within two (2) years of the date of his or her original Plan Agreement or within two (2) years of the date of any amendment to his or her Plan Agreement or any subsequent Plan Agreement resulting from additional benefits granted because of an increase in the Participant's Covered Salary; but the Participant's suicide shall relieve the Bank only of its obligation to pay that portion of the Death Benefit that was granted within two (2) years prior to the date of such suicide;

(d)
The Participant's death is determined not to be from a bodily or mental cause or causes, information about which was withheld, or knowingly concealed, or falsely provided by the Participant when requested by the Bank to furnish evidence of good health upon the Participant's enrolling in the Plan or upon an application for an increase in benefits because of an increase in Participant's Covered Salary; and

(e)	Proof of death in such form as determined acceptable by the Committee is furnished.

3.2	Disability.

(a)
If a Participant becomes Disabled before attaining his or her Normal Retirement Date and subsequently dies before Retirement and before his or her Retirement Benefit commences to be paid pursuant to Section 4.1(b), the Death Benefit provided in this Article III shall be paid.  If a Participant Retires after becoming Disabled or attains his or her Normal Retirement Date, the Retirement Benefit provided in Article IV shall be paid.

(b)
For purposes hereof, either Disability and Disabled means unable to engage in any substantial gainful activity (1) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (2) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, where the Participant is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer.  For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration.  A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements hereof.

Notwithstanding the foregoing, a Participant will not be considered Disabled unless:

(1)	such Disability was not either intentionally self-inflicted or caused by illegal or criminal acts of the Participant;

(2)	the Participant was an Employee at the time he or she became Disabled (or was then on an authorized leave of absence); and

(3)	the Participant's Plan Agreement has been kept in force until the time of such Disability.

The determination of what constitutes a Disability or being Disabled and the cessation of being Disabled for purposes of this Section 3.2 shall be made by the Committee, in its sole and absolute discretion, and such determination shall be conclusive.

ARTICLE IV

RETIREMENT BENEFIT

4.1	Payment at Normal Retirement Date.

(a)
Subject to Section 4.1(b) and Section 4.7, if a Participant has remained an Employee until his or her Normal Retirement Date and shall then Retire, and if the Plan and his or her Plan Agreement have been kept in force, the Bank shall pay or cause to be paid to such Participant, as a Retirement Benefit (herein so called), the amount per month specified in his or her Plan Agreement as a Retirement Benefit.  Payment of such monthly amount shall commence on the Participant's Normal Retirement Date and shall continue for the life of the Participant.  If such Participant shall die before receiving one hundred and twenty (120) monthly payments, the Retirement Benefit will be continued to the Participant's Beneficiary as set forth in the Beneficiary Designation until an aggregate of one hundred and twenty (120) monthly payments has been paid to the Participant and his or her Beneficiary.

(b)
This Section 4.1(b) shall apply, effective January 1, 2008, notwithstanding any other provisions of the Plan other than Section 4.7(b).  In lieu of payment pursuant to the other applicable provisions of this Article IV, if (1) any portion of a Participant’s Retirement Benefit is earned or becomes vested after December 31, 2004 and is thus subject to Code Section 409A, (2) such a Participant has remained an Employee until his or her Normal Retirement Date (or, if later, until December 31, 2007), and (3) the Plan and such Participant’s Plan Agreement have been kept in force until such time, the Retirement Benefit of such a Participant shall commence to be paid on the Participant's Normal Retirement Date (or if later, on January 1, 2008) and shall continue for the life of the Participant.  The amount of such monthly payment shall be the amount per month specified in the Participant's Plan Agreement on the Participant's Normal Retirement Date (increased where applicable for interest at the rate of four percent (4%), or such other rate as the Committee may determine from time to time, per annum, compounded annually, to the Participant's Normal Retirement Date (or if later, to January 1, 2008).  If such Participant shall die before receiving one hundred and twenty (120) monthly payments, the Retirement Benefit will be continued to the Participant's Beneficiary as set forth in the Beneficiary Designation until an aggregate of one hundred and twenty (120) monthly payments has been paid to the Participant and his or her Beneficiary.  Notwithstanding any other provisions of the Plan, in the event a Participant commences to receive his or her Retirement Benefit pursuant to this Section 4.1(b), there shall be no further accrual of, or any increase to, the Participant’s Retirement Benefit under the Plan after the Participant’s Normal Retirement Date (or, if later, December 31, 2007) unless the Committee provides for the same in a Participant’s Plan Agreement (in which case any additional accrual for a year shall commence to be paid on the next anniversary date of the Participant’s Normal Retirement Date and shall be payable for the Participant’s life, but there shall be no extension of the one hundred and twenty (120) monthly payment period for Retirement Benefits).

4.2	Early Retirement.

(a)
Subject to Section 4.7, if a Participant has remained an Employee until his or her Early Retirement Date and shall then Retire, and if the Plan and his or her Plan Agreement have been kept in force, the Bank shall pay or cause to be paid to such Participant an Early Retirement Benefit commencing as of the Participant's Early Retirement Date.  In such event, the Participant's monthly Early Retirement Benefit shall be the Retirement Benefit set forth in his or her Plan Agreement Actuarially Reduced to the Participant's Early Retirement Date.  The said reduced monthly amount, payable for life shall be the only benefit to which such Participant is entitled.  If Participant shall die before receiving one hundred and twenty (120) installments after commencement of the Early Retirement Benefit, said amount will be continued to Participant's Beneficiary as set forth in the Beneficiary Designation until a total of one hundred and twenty (120) installments have been paid to the Participant and his or her Beneficiary.

(b)
A Participant, in connection with his or her commencement of participation in the Plan (or, if later, by December 31, 2008) and consistent with the payment election rules of Code Section 409A (including that the election does not cause amounts otherwise to be paid in the calendar year of election to be deferred to a later calendar year and does not cause amounts otherwise to be paid later than the calendar year of election to be paid in the calendar year of election), may irrevocably elect in his or her Plan Agreement (or in a supplement thereto) to decline to receive his or her Retirement Benefit as an Early Retirement Benefit, in which event his or her Retirement Benefit shall be paid at his or her Normal Retirement Date pursuant to Section 4.1 (subject to acceleration in the event of the Participant’s death after Retiring on Early Retirement) and shall not commence to the Participant upon or in connection with his or her Early Retirement.

If such a Participant dies before attainment of his or her Normal Retirement Date, the monthly amount will be paid to Participant's Beneficiary as set forth in Participant's Beneficiary Designation for one hundred and twenty (120) months.  Such payments shall commence effective the first day of the month following the date of death, provided that the commencement may be delayed until the date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death.

4.3
Post Retirement Death Benefit.  If a Participant dies after Retirement or commencement of his or her Retirement Benefit pursuant to Section 4.1(b), but before the applicable Retirement Benefit is paid in full, the unpaid Retirement Benefit payments to which such Participant is entitled shall continue and be paid to that Participant's Beneficiary.  Such payments shall be made in accordance with the payment schedule to that Participant pursuant to Section 4.1 or 4.2 of the Plan.

4.4
Exclusivity of Post Retirement Death Benefit.  No Death Benefit as defined in Article III shall be paid to the Beneficiary of a Participant who dies after Retirement or commencement of his or her Retirement Benefit pursuant to Section 4.1(b).

4.5
Accrual of Retirement Benefit.  A Participant who ceases to be an Employee before completion of one (1) full year of participation in the Plan, except as a result of death, Retirement, or Disability, or as a result of Just Cause at any time shall not be entitled to any benefits hereunder and the Bank shall have no obligation hereunder to such Participant.

4.6
Deferred Termination Benefit.  A Participant who ceases to be an Employee after the completion of one (1) full year of participation in the Plan and for reasons other than Retirement or Just Cause shall receive a portion of his or her monthly Retirement Benefit upon the earlier of (i) the Participant's death or (ii) attainment of his or her Normal Retirement Date.  Said portion shall be the monthly amount of the Retirement Benefit set forth in the Participant's Plan Agreement multiplied by a fraction, not to exceed one (1), the numerator of which is the number of whole years said Employee was a Participant in the Plan and the denominator of which is ten (10).  The resulting reduced monthly amount shall be the only benefit to which such Participant is entitled.  Subject to Section 4.7, the reduced monthly amount will be payable for life, if Participant so survives, commencing at the Participant's Normal Retirement Date.  If such Participant shall die before receiving one hundred and twenty (120) monthly payments, the reduced amount will be continued to the Participant's Beneficiary as set forth in the Beneficiary Designation until an aggregate of one hundred and twenty (120) monthly payments has been paid to the Participant and his or her Beneficiary.

If such a Participant dies before attainment of his or her Normal Retirement Date, the reduced monthly amount will be paid to Participant's Beneficiary as set forth in Participant's Beneficiary Designation for one hundred and twenty (120) months.  Such payments shall commence effective the first day of the month following the date of death, provided that the commencement may be delayed until the date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death.  No Death Benefit as defined in Article III shall be paid to the Beneficiary of such a Participant who dies before attainment of his or her Normal Retirement Date.

4.7	Deferral of Payment Commencement to Comply with Code Section 409A or to Avoid Non-Deductibility under Code Section 162(m).

(a)
Notwithstanding any other provisions of the Plan, if a Participant becomes entitled to be paid his or her Retirement Benefit which is considered to be nonqualified deferred compensation for purposes of, and which is subject to, Code Section 409A (taking into account all applicable exclusions and exemptions thereunder) by reason of his or her Retirement or other Separation from Service (which term does not include separation by reason of death or Disability), the following shall apply:  (1) such Participant shall not commence to be paid his or her Retirement Benefit until he or she is considered to have a Separation from Service; and (2) where payment commences on account of the Participant’s Separation from Service, commencement of payment of his or her Retirement Benefit shall be delayed until six (6) months after such Separation from Service or, if earlier, the Participant’s death (the “409A Deferral Period”).  In the event payments are delayed by clause (2) of the preceding sentence, the payments otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends (together with interest thereon based on the interest rate used to determine an Actuarially Reduced payment as of the date of his or her Separation from Service), and the balance of the payments shall thereafter be made as otherwise scheduled.

(b)
If the Bank’s deduction with respect to any distribution from this Plan to a Participant would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treas. Reg. §1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan to the Participant is deductible.  Any amounts for which distribution is delayed pursuant to this provision shall continue to be credited with interest thereon based on the interest rate used to determine an Actuarially Reduced payment.  The delayed amounts (and any interest credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).  In the event that such date is determined to be after a Participant’s Separation from Service, then the payment to the Participant will be considered made on account of a Separation from Service and must comply with the six (6) month delay in payment required by Section 4.7(a) following such Participant’s Separation from Service.

ARTICLE V

BENEFICIARY

A Participant shall designate his or her Beneficiary to receive benefits under the Plan and his or her Plan Agreement by completing the Beneficiary Designation.  If more than one Beneficiary is named, the shares and/or precedence of each Beneficiary shall be indicated.  A Participant shall have the right to change the Beneficiary by submitting to the Committee a new Beneficiary Designation.  The Beneficiary Designation must be approved in writing by the Bank; however, upon the Bank's acknowledgment of approval, the effective date of the Beneficiary Designation shall be the date it was executed by the Participant.  If the Bank has any doubt as to the proper Beneficiary to receive payments hereunder, it shall have the right to withhold such payments until the matter is finally adjudicated.  Any payment made by the Bank in good faith and in accordance with the provisions of this Plan and a Participant's Plan Agreement and Beneficiary Designation shall fully discharge the Bank from all further obligations with respect to such payment.

ARTICLE VI

SOURCE OF BENEFITS

6.1
Benefits Payable from General Assets.  Amounts payable hereunder shall be paid exclusively from the general assets of the Bank, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust, account, or other asset of the Bank that may be looked to for such payment.  The Bank's liability for the payment of benefits hereunder shall be evidenced only by this Plan and each Plan Agreement entered into between the Bank and a Participant.

6.2
Investments to Facilitate Payment of Benefits.  Although the Bank is not obligated to invest in any specific asset or fund in order to provide the means for the payment of any liabilities under this Plan, the Bank may elect to do so and, in such event, no Participant shall have any interest whatever in such asset or fund.  As a condition precedent to the Bank's obligation to provide any benefits, including incremental increases in benefits, under this Plan, the Participant shall, if so requested by the Bank, provide evidence of insurability at standard and other rates, in such amounts, and with such insurance carrier or carriers as the Bank may require, including the results and reports of previous Bank and other insurance carrier physical examinations, taking such additional physical examinations as the Bank may request, and taking any other action that the Bank may request, and shall consent to the Bank’s acquisition of insurance on his or her life.  If a Participant is requested to and does not or cannot provide evidence of insurability as specified in the immediately preceding sentence, then the Bank shall have no further obligation to such Participant under this Plan, and such Participant's Plan Agreement shall terminate, except as to benefits previously granted.  Notwithstanding the foregoing, if a Participant cannot provide evidence of insurability at standard rates or for the amounts initially contemplated in connection with his or her participation in the Plan, the Bank may, at its discretion, permit the Participant to participate herein for such benefits and upon such deferral of his or her compensation as the Bank may, in its sole discretion, deem appropriate in a manner which is not violative of Code Section 409A and is set out in his or her Plan Agreement.

The Participant also understands and agrees that his or her participation, in any way, in the acquisition of any such insurance policy or any other general asset by the Bank shall not constitute a representation to the Participant, his or her Beneficiary, or any person claiming through the Participant that any of them has a special or beneficial interest in such general asset.

6.3
Bank Obligation.  The Bank shall have no obligation of any nature whatsoever to a Participant under this Plan or a Participant's Plan Agreement, except otherwise expressly provided herein and in such Plan Agreement.

6.4
Withholding of Information, Etc.  If, in connection with a Participant's enrolling in or applying for incremental benefit increases under the Plan, the Bank requests the Participant to furnish evidence of insurability, the Participant dies, and it is determined that the Participant withheld, knowingly concealed, or knowingly provided false information about the bodily or mental condition or conditions that caused the Participant's death, the Bank shall have no obligation to provide the benefits contracted for on the basis of such withholding, concealment, or false information.

ARTICLE VII

TERMINATION OF EMPLOYMENT

Neither this Plan nor a Participant's Plan Agreement, either singly or collectively, in any way obligate the Bank to continue the employment of a Participant with the Bank nor does either limit the right of the Bank at any time and for any reason to terminate the Participant's employment.  Termination of a Participant's employment with the Bank for any reason, whether by action of the Bank, shall immediately terminate his or her participation in this Plan and his or her Plan Agreement, and all further obligations of either party thereunder, except as may be provided in Section 4.6 and/or Section 9.3.  In no event shall this Plan or a Plan Agreement, either singly or collectively, by their terms or implications constitute an employment contract of any nature whatsoever between the Bank and a Participant.

ARTICLE VIII

TERMINATION OF PARTICIPATION

8.1
Termination of Participation - General.  A Participant reserves the right to terminate his or her participation in this Plan and his or her Plan Agreement at his or her election at any time by giving the Committee written notice of such termination not less than thirty (30) days prior to an anniversary date of the date of execution of his or her Plan Agreement.  A Participant's termination shall be effective as soon as administratively convenient after such anniversary date.  If a Participant terminates his or her participation in the Plan, such participation termination must not be violative of Code Section 409A and, in the case of a Participant who has agreed to a deferral of compensation pursuant to the Plan, must be effected as of the beginning of a calendar year, or as of a specified date is a calendar year, following the calendar year in which the Participant delivers written notice of his or her participation termination to the Committee.

8.2
Rights After Termination of Participation.  Participants who elect to terminate participation in the Plan after one (1) full year of participation but before eligibility for Retirement will be entitled to the same benefits as a Participant who ceases to be an Employee as described in Section 4.6.  Such Participants will not be entitled to a Death Benefit under Article III.

ARTICLE IX

TERMINATIONS, AMENDMENTS, MODIFICATION OR

SUPPLEMENT OF PLAN

9.1
Termination Amendment, Etc.  The Bank reserves the right to terminate, amend, modify or supplement this Plan, wholly or partially, and from time to time, at any time.  The Bank likewise reserves the right to terminate, amend, modify, or supplement any Plan Agreement, wholly or partially, from time to time.  Such right to terminate, amend, modify, or supplement this Plan or any Plan Agreement shall be exercised for the Bank by the Committee; provided, however, that:

(a)
Except as deemed appropriate to comply with Code Section 409A, no action to terminate this Plan or a Plan Agreement shall be taken except upon written notice to each Participant to be affected thereby, which notice shall be given not less than thirty (30) days prior to such action; and

(b)
The Committee shall take no action to terminate this Plan or a Plan Agreement with respect to a Participant or his or her Beneficiary after the payment of any benefit has commenced in accordance with Article III or Article IV but has not been completed.

Notwithstanding the foregoing, the Bank may not provide for acceleration in payment of any Plan benefit subject to Code Section 409A upon termination of the Plan, or for termination of any compensation deferral by a Participant pursuant to the Plan in connection with the termination of the Plan, unless it does so subject to and in accordance with any rules established by it deemed necessary to comply with the applicable requirements and limitations of Code Section 409A and Treas. Reg. §1.409A-3(j)(4)(ix).

9.2
Rights and Obligations Upon Termination.  Upon the termination of this Plan or any Plan Agreements, by either the Committee or a Participant in accordance with the provisions for such termination, neither this Plan nor the Plan Agreement shall be of any further force and effect, and no party shall have any further obligation under either this Plan or any Plan Agreement so terminated except as may be provided for in Section 4.6, Section 9.3, or the provisions of this Article IX.

9.3
Rights and Obligations Upon Termination as Result of "Change in Control".  In the event the Bank or Holding Company should undergo a Change in Control to another corporation, firm or person and within three (3) years of such Change in Control such corporation, firm or person takes action to terminate this Plan or a Participant in the Plan or if the Employee resigns for Good Reason, a Participant who is an Employee at such time will, nevertheless, be entitled to a portion of his or her monthly Retirement Benefit upon the earlier of (i) the Participant's death, (ii) Early Retirement Date or (iii) attainment of his or her Normal Retirement Date.  Said portion shall be the monthly amount of the Retirement Benefit set forth in the Participant's Plan Agreement multiplied by a fraction, not to exceed one (1), the numerator of which is the number of whole years said Employee was a Participant in the Plan plus, in the case of a Participant who has not attained his or her Normal Retirement Date (or, if later, December 31, 2007), five (5) additional years and the denominator of which is ten (10).  The resulting reduced monthly amount shall be the only benefit to which such Participant is entitled.  The reduced monthly amount will be payable for life, if Participant so survives, at the Participant's Normal Retirement Date; provided, however, that if the Participant retires on Early Retirement, the Participant's monthly amount shall be the monthly amount determined above Actuarially Reduced to the Participant's Early Retirement Date and, subject to Section 4.7, shall commence on the Participant’s Early Retirement Date.  If such Participant shall die before receiving one hundred and twenty (120) monthly payments, the reduced amount will be continued to the Participant's Beneficiary as set forth in the Beneficiary Designation until an aggregate of one hundred and twenty (120) monthly payments has been paid to the Participant and his or her Beneficiary.  If Participant dies before his or her Retirement on Early Retirement or attainment of his or her Normal Retirement Date, the reduced monthly amount will be paid to Participant's Beneficiary as set forth in Participant's Beneficiary Designation for one hundred and twenty (120) months.  Such payments shall commence effective the first day of the month following the date of death.

9.4
Revocation.  In the event Participant is discharged for Just Cause at any time, his or her Plan Agreement shall be terminated and considered null and void with neither the Participant nor Participant's Beneficiary having any claim or right against Bank under this Plan or the Participant’s Plan Agreement thereafter.

ARTICLE X

OTHER BENEFITS AND AGREEMENTS

The benefits provided for a Participant and his or her Beneficiary hereunder and under such Participant's Plan Agreement are in addition to any other benefits available to such Participant under any other program or plan of the Bank for its Employees, and, except as may otherwise be expressly provided for, this Plan and Plan Agreements entered into hereunder shall supplement and shall not supersede, modify, or amend any other program or plan of the Bank or a Participant.  Moreover, benefits under this Plan and Plan Agreements entered into hereunder shall not be considered compensation for the purpose of computing deferrals or benefits under any plan maintained by the Bank that is qualified under Code Section 401(a).

ARTICLE XI

RESTRICTIONS ON ALIENATION OF BENEFITS

No right or benefit under this Plan or a Plan Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void.  No right or benefit hereunder or under any Plan Agreement shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.  If any Participant or Beneficiary under this Plan or a Plan Agreement should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit hereunder or under any Plan Agreement, then such right or benefit shall, in the discretion of the Committee, terminate, and, in such event, the Committee shall hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the Committee, in its sole and absolute discretion, may deem proper.

ARTICLE XII

ADMINISTRATION OF THIS PLAN

12.1
Appointment of Committee.  The general administration of this Plan, and any Plan Agreements executed hereunder, as well as construction and interpretation thereof, shall be vested in the Committee, the number and members of which shall be designated and appointed from time to time by, and shall serve at the pleasure of, the Board of Directors.  Any such member of the Committee may resign by notice in writing filed with the secretary of the Committee.  Vacancies shall be filled promptly by the Board of Directors but any vacancies remaining unfilled for ninety days may be filled by a majority vote of the remaining members of the Committee.  Each person appointed a member of the Committee shall signify his or her acceptance by filing a written acceptance with the secretary of the Committee.

12.2
Committee Officials.  The Board of Directors shall designate one of the members of the Committee as chairman and shall appoint a secretary who need not be a member of the Committee.  The secretary shall keep minutes of the Committee's proceedings and all data, records and documents relating to the Committee's administration of this Plan and any Plan Agreements executed hereunder.  The Committee may appoint from its number such subcommittees with such powers as the Committee shall determine and may authorize one or more of its members or any agent to execute or deliver any instrument or make any payment on behalf of the Committee.

12.3
Committee Action.  All resolutions or other actions taken by the Committee shall be by the vote of a majority of those members present at a meeting at which a majority of the members are present, or in writing by all the members at the time in office if they act without a meeting.

12.4
Committee Rules and Powers - General.  Subject to the provisions of this Plan, the Committee shall from time to time establish rules, forms, and procedures for the administration of this Plan, including Plan Agreements.  The Committee shall have the exclusive right to determine, among other matters, (i) Disability with respect to a Participant and (ii) the degree thereof, either or both determinations to be made on the basis of such medical and/or other evidence that the Committee, in its sole and absolute discretion, may require.  Such decisions, actions, and records of the Committee shall be conclusive and binding upon the Bank and all persons having or claiming to have any right or interest in or under this Plan.

12.5
Reliance on Certificate, Etc.  The members of the Committee and the officers and directors of the Bank shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel.  Such legal counsel may be counsel for the Bank.

12.6
Liability of Committee.  No member of the Committee shall be liable for any act or omission of any other member of the Committee, or for any act or omission on his or her own part, excepting only his or her own willful misconduct.  The Bank shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, excepting only expenses and liabilities arising out of his or her own willful misconduct.  Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought, or settlement thereof.  The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled as a matter of law.

12.7
Determination of Benefits.  In addition to the powers hereinabove specified, the Committee shall have the power to compute and certify, under this Plan and any Plan Agreement, the amount and kind of benefits from time to time payable to Participants and their Beneficiaries, and to authorize all disbursements for such purposes.

12.8
Information to Committee.  To enable the Committee to perform its functions, the Bank shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of employment, and such other pertinent facts as the Committee may require.

12.9
Manner and time of Payment of Benefits.  The Committee shall have the power, in its sole and absolute discretion, to change the manner and time of payment of benefits to be made to a Participant or his or her Beneficiary from that set forth in the Participant's Plan Agreement if requested to do so by such Participant or Beneficiary.

ARTICLE XIII

NAMED FIDUCIARY AND CLAIMS PROCEDURE

13.1
Named Fiduciary.  The Named Fiduciary of the Plan for purposes of the claims procedure under this Plan is the Chief Financial Officer; provided, however, that if the claim relates to a Plan benefit of the Chief Financial Officer, the Named Fiduciary shall be the person or committee designated by the Bank.

13.2
Right to Change Named Fiduciary.  The Bank shall have the right to change the Named Fiduciary created under this Plan.  The Bank shall also have the right to change the address and telephone number of the Named Fiduciary.  The Bank shall give the Participant written notice of any change of the Named Fiduciary, or any change in the address and telephone number of the Named Fiduciary.

13.3
Procedure for Claims.  Benefits shall be paid in accordance with the provisions of this Plan.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Named Fiduciary a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  The written claim shall be mailed or delivered to the Named Fiduciary.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made within one hundred and eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

13.4
Notification of Denial of Claim.  The Named Fiduciary shall consider a Claimant's claim within a reasonable time, but no later than ninety (90) days after receiving the claim.  If the Named Fiduciary determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period.  In no event shall such extension exceed a period of ninety (90) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Named Fiduciary expects to render the benefit determination.  The Named Fiduciary shall notify the Claimant in writing:

(a)	that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Named Fiduciary has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(1)	the specific reason(s) for the denial of the claim, or any part of it;

(2)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(3)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(4)	an explanation of the claim review procedure set forth in Section 13.5 below; and

(5)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

13.5
Review of a Denied Claim.  On or before sixty (60) days after receiving a notice from the Named Fiduciary that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Named Fiduciary a written request for a review of the denial of the claim.  The Claimant (or the Claimant's duly authorized representative):

(a)
may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Named Fiduciary, in its sole discretion, may grant.

13.6
Decision on Review.  The Named Fiduciary shall render its decision on review promptly, and no later than sixty (60) days after the Named Fiduciary receives the Claimant’s written request for a review of the denial of the claim.  If the Named Fiduciary determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period.  In no event shall such extension exceed a period of sixty (60) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Named Fiduciary expects to render the benefit determination.  In rendering its decision, the Named Fiduciary shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)
a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

13.7
Legal Action.  A Claimant's compliance with the foregoing provisions of this Article XIII is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE XIV

ADOPTION OF PLAN BY SUBSIDIARY,

AFFILIATED OR ASSOCIATED COMPANIES

Any corporation that is a Subsidiary may, with the approval of the Board of Directors, adopt this Plan and thereby come within the definition of Bank in Article I hereof.

ARTICLE XV

MISCELLANEOUS

15.1
Execution of Receipts and Releases.  Any payment to any Participant, a Participant's legal representative, or Beneficiary in accordance with the provisions of this Plan or Plan Agreement executed hereunder shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Bank.  The Bank may require such Participant, legal representative, or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefore in such form as it may determine.

15.2
No Guarantee of Interests.  Neither the Committee nor any of its members guarantees the payment of any amounts which may be or become due to any person or entity under this Plan or any Plan Agreement executed hereunder.  The liability of the Bank to make any payment under this Plan or any Plan Agreement executed hereunder is limited to the then available assets of the Bank.

15.3
Bank Records.  Records of the Bank as to a Participant's employment, termination of employment and the reason therefor authorized leaves of absence, and compensation shall be conclusive on all persons and entities, unless determined to be incorrect.

15.4
Evidence.  Evidence required of anyone under this Plan and any Plan Agreement executed hereunder may be by certificate, affidavit, document, or other information which the person or entity acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

15.5
Notice.  Any notice which shall be or may be given under this Plan or a Plan Agreement executed hereunder shall be in writing and shall be mailed by United States mail, postage prepaid.  If notice is to be given to the Bank, such notice shall be addressed to the Bank at:

Trustmark National Bank, Jackson, Mississippi
Box 291
Jackson, Mississippi  39205

marked to the attention of the Secretary, Administrative Committee, Executive Deferral Plan; or, if notice to a Participant, addressed to the address shown on such Participant's Plan Agreement.

15.6	Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

15.7
Effect of Provisions.  The provisions of this Plan and of any Plan Agreement executed hereunder shall be binding upon the Bank and its successors and assigns, and upon a Participant, his or her Beneficiary, assigns, heirs, executors, and administrators.

15.8
Headings.  The titles and headings of Articles and Sections are included for convenience of reference only and are not to be considered in the construction of the provisions hereof or any Plan Agreement executed hereunder.

15.9
Governing Law.  All questions arising with respect to this Plan and any Plan Agreement executed hereunder shall be determined by reference to the laws of the State of Mississippi, as in effect at the time of their adoption and execution, respectively.

COMPLETE

ANNEX I
EXECUTIVE DEFERRAL PLAN

OF

TRUSTMARK NATIONAL BANK, JACKSON, MISSISSIPPI

PLAN AGREEMENT

I acknowledge that, as an Employee of Trustmark National Bank, Jackson, Mississippi, I have been offered an opportunity to participate in the Executive Deferral Plan ("Plan"), as described in the attached document, in the forthcoming year and that I have irrevocably elected one of the two alternatives set forth as indicated by the space which I have checked:

___	To participate in the Plan.

___	Not to participate in the Plan.

Participant's Covered Salary and benefits under the Plan are agreed to be as follows:

1.	Participant's Covered Salary: $ per month.

This represents  % of the Covered Salary made available for computation of Retirement and Death Benefits.

2.	Death Benefit (Article III of Plan):

$                               per month for first twelve (12) months.

$_____________ per month for next one hundred and eight (108) months or until Participant would have attained his or her Normal Retirement Date, whichever is later.

3.	Retirement Benefit (Article IV of Plan):

(a)
Retirement at Normal Retirement Date: $  per month for life.  If Participant shall die prior to receiving one hundred and twenty (120)  monthly payments, said amount shall be continued to Participant's Beneficiary in accordance with Beneficiary Designation until the balance of the one hundred and twenty (120) monthly payments has been paid.

(b)
Retirement before Normal Retirement Date:  Amounts to be determined and paid as specified by Section 4.2(a) of the Plan unless an election is made below to be paid at Participant’s Normal Retirement Date:

___
I elect that, if I retire on Early Retirement under the Plan, my Retirement Benefit will commence at my Normal Retirement Date (rather than 6 months after my Early Retirement Date as provided in Section 4.2(a) of the Plan) or, if earlier, after my death as provided in Section 4.2(b) of the Plan.

(c)	Termination Benefit: Amounts to be determined and paid as specified by Section 4.6 and/or Section 9.3 of the Plan.

I understand and further acknowledge that if I terminate the relationship with the above-named Bank or terminate participation in the Plan by terminating this Plan Agreement prior to my Retirement (as defined in Section 1.1 of the Plan) or commencement of my Retirement Benefit payment pursuant to Section 4.1(b) of the Plan, except as provided in Section 4.6 and Section 9.3 of the Plan, I will forfeit my right to receive any benefits under the Plan and that all payments, if any, that I have made under the Plan will be forfeited.

I further acknowledge that any rights I or any Beneficiary have shall be solely those of an unsecured-creditor of the Bank.  If the Bank shall purchase an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, then, except as otherwise expressly provided, such policy or other assets shall not be deemed to be held under any trust for my benefit or the benefit of my Beneficiary or to be collateral security for the performance of the obligations of the Bank, but shall be, and remain, a general, unpledged, unrestricted asset of the Bank.

I further acknowledge that neither the Bank nor any of its subsidiaries, affiliated companies, officers, employees or agents has any responsibility whatsoever for any changes which I may make in other personal plans or programs as a result of my decision regarding the Plan and they are fully released to such extent, and I understand that the Plan and this Plan Agreement may be terminated at any time, in the sole discretion of the Bank, without any obligation of any nature whatsoever to the Bank, except a Participant shall have those rights provided for in Articles III, IV, VIII and IX of said Plan, to the extent such may be applicable to him or her at the time of such termination.

IN WITNESS WHEREOF, TRUSTMARK NATIONAL BANK, JACKSON, MISSISSIPPI has executed this Plan Agreement as of                               , 20             .

TRUSTMARK NATIONAL BANK, JACKSON, MISSISSIPPI

By

Title

PARTICIPANT

(Signature)

(Type or print name)

(Address of Participant)

ANNEX II
EXECUTIVE DEFERRAL PLAN

OF

TRUSTMARK NATIONAL BANK, JACKSON, MISSISSIPPI

BENEFICIARY DESIGNATION

1.	Participant:	.

2.	Scope: This Beneficiary Designation applies to all benefits of the Plan to which the above-named Participant has the right to name the Beneficiary.

3.
COUNSEL:  THE DESIGNATION OF A BENEFICIARY OR BENEFICIARIES IN ITEMS 4, 5, AND 6 BELOW MAY HAVE SIGNIFICANT ESTATE AND GIFT TAX CONSEQUENCES TO THE PARTICIPANT.  ACCORDINGLY, THE PARTICIPANT SHOULD SEEK THE ADVICE OF PROFESSIONAL COUNSEL WHO IS FAMILIAR WITH THE ESTATE AND GIFT TAX ASPECTS OF NONQUALIFIED RETIREMENT AND SALARY CONTINUATION PLANS BEFORE COMPLETING THIS FORM.

4.	Identification of Beneficiaries:

A.	Primary Beneficiary:

B.	Secondary Beneficiary:

5.	Methods of Payment (Check One):

___
Alternative 1.  Beneficiary shall mean the Primary Beneficiary if such Primary Beneficiary survives Participant, and shall mean the Primary Beneficiary's estate if such Primary Beneficiary survives Participant but thereafter dies.  The term Beneficiary shall mean the Secondary Beneficiary if the Primary Beneficiary fails to survive Participant, and shall mean the Secondary Beneficiary's estate when the Secondary Beneficiary thereafter dies.  If both the Primary and Secondary Beneficiaries fail to survive Participant, the term Beneficiary shall mean the Participant's estate.

___
Alternative 2.  Beneficiary shall mean the Primary Beneficiary if such Primary Beneficiary survives Participant, and shall mean the Secondary Beneficiary if either the Primary Beneficiary fails to survive Participant or the Primary Beneficiary survives Participant but thereafter dies.  If both the Primary and Secondary Beneficiaries fail to survive Participant, the term Beneficiary shall mean the Participant's estate.

___	Alternative 3.

6.	Survivorship (Check One):

___	Alternative 1. For purposes of this Beneficiary Designation, no person shall be deemed to have survived the Participant if that person dies within thirty (30) days of the Participant's death.

___
Alternative 2.  If the Participant and the Participant's spouse die under circumstances such that there is insufficient evidence to determine the order of their deaths or if the Participant's spouse outlives the Participant for any time whatsoever, the Participant's spouse shall be deemed to have survived the Participant.  For all other purposes of this Beneficiary Designation, no person shall be deemed to have survived the Participant if that person dies within thirty (30) days of the Participant's death.

7.	Duration: This Beneficiary Designation is effective until the Participant files another such Designation with the Bank. Any previous Beneficiary Designations are hereby revoked.

8.	Execution:

Date: ________________ Participant: ___________________________________________________

Witness: __________________

9.	Approval: This Beneficiary Designation is acknowledged and approved this _____ day of __________, 20_____ and shall be effective as of the date executed by the Participant above.

TRUSTMARK NATIONAL BANK, JACKSON, MISSISSIPPI

By

Title